Exhibit 99.1

Contact: Dan McCarthy, 610-774-5758

PPL Announces Workforce Reductions

ALLENTOWN, Pa. (Feb. 24, 2009) – PPL Corporation (NYSE: PPL) announced Tuesday (2/24) that a cost-reduction initiative will result in the elimination of about 200 management and staff positions across the company’s U.S. operations, about 6 percent of the company’s non-union U.S. workforce.
“These were difficult decisions to make, but they were made in the most equitable way possible based on the business needs in each of our operations,” said James H. Miller, chairman, president and chief executive officer of PPL. “Like all companies, PPL is facing ongoing financial pressures as a result of the recession. We undertook this cost-reduction effort to better position us to weather the current economic crisis and continue to provide excellent service to our customers and competitive returns to our shareowners.”
Miller emphasized that the company is continuing to provide the necessary personnel and resources for the safe and reliable operation of all the company’s power plants as well as its electricity delivery system in Pennsylvania.
As a result of the workforce reduction, the company will take a one-time after-tax charge in the first quarter of 2009 of between $12 and $15 million, or 3 to 4 cents per share.   PPL estimates that the workforce reductions will reduce annual operating expenses, on a pre-tax basis, by $20 to $25 million.
PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom.

Statements contained in this news release, including statements with respect to future earnings charges and cost reductions, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:  the company's ability to achieve the expected savings and other efficiencies from its cost reduction initiative; new accounting requirements or new interpretations or applications of existing requirements; and new state or federal legislation or regulations. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.